Exhibit 2
CONFORMED COPY
SHARE PURCHASE AGREEMENT
Dated as of January 29, 2010
among
PACIFIC TECHNOLOGY PARTNERS, L.P.,
PACIFIC TECHNOLOGY ADVISORS, LDC,
PACIFIC UNITED TECHNOLOGY, L.P.
and
SLP CATHAY HOLDINGS LTD.

i

ii

SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT, dated as of January 29, 2010 (this “Agreement”), among Pacific Technology Partners, L.P., a Cayman Islands exempted limited partnership, Pacific Technology Advisors, LDC, a Cayman Islands limited duration company, Pacific United Technology, L.P., a Cayman Islands exempted limited partnership (each a “Seller” and collectively, the “Sellers”), and SLP Cathay Holdings Ltd., a Cayman Islands exempted company (“Purchaser”).
WHEREAS, each Seller is the registered owner of the number of issued and outstanding American Depositary Shares representing ordinary shares of Spreadtrum Communications, Inc., a company organized under the law of the Cayman Islands (the “Company”), set forth opposite its name on Schedule 1.1 hereto (the “Sale Shares”); and
WHEREAS, Purchaser desires to purchase from each Seller, and each Seller desires to sell to Purchaser, the Sale Shares owned by that Seller pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
Section 1.1 Purchase and Sale of Shares.
(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from each Seller, and each Seller shall sell to Purchaser, the Sale Shares owned by that Seller free and clear of any and all Encumbrances.
(b) Purchase Price. In consideration for the transfer of the Sale Shares, and upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall pay, or cause to be paid, to each Seller an amount in cash equal to the amount set forth opposite that Seller’s name on Schedule 1.1 hereto (the “Purchase Price”), which represents a purchase price of $6.75 per American Depositary Share or $2.25 per ordinary share.
Section 1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. Hong Kong time on the tenth day following the date of this Agreement (the “Closing Date”), unless another date or time is agreed to in writing by the parties hereto.
Section 1.3 Closing Deliveries.
(a) At the Closing, each Seller shall deliver or cause to be delivered to Purchaser (i) American Depositary Shares evidencing the Sale Shares owned by that Seller duly deposited with Citibank, N.A., as depositary, for credit to the account of Purchaser; (ii) duly executed instruments of transfer effecting the transfer of the Sale Shares owned by that Seller to Purchaser and (iii) a duly executed copy of the Representation Letter.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to each Seller (i) the Purchase Price owed to that Seller by wire transfer of immediately available funds to the account set forth opposite that Seller’s name on Schedule 1.1 hereto and (ii) a duly executed copy of the Representation Letter.
Section 1.4 Further Assurances. Each Seller shall take all necessary actions required to transfer the title to the Sale Shares that it owns, free and clear of any and all Encumbrances, to Purchaser in accordance with the terms of this Agreement.
Section 1.5 Simultaneous Actions on the Closing Date. Each Seller shall not be obligated to complete the sale and purchase of any Sale Shares unless Purchaser complies with all of its obligations under this Article I. Purchaser shall not be obligated to complete the sale and purchase of any Sale Shares unless each Seller complies with all of its obligations under this Article I and the sale and purchase of all of the Sale Shares owned by each Seller is completed simultaneously.
Section 1.6 Withholding Taxes. Each Seller shall be liable for any withholding or similar taxes imposed on the purchase of the Sale Shares owned by such Seller (“Withholding Taxes”) and shall indemnify Purchaser for any tax liability (and any related interest, penalties, losses, costs and expenses and the costs and expenses of defending Purchaser in any related tax investigation or proceeding (including costs and expenses of counsels and tax advisors)) imposed on Purchaser as a result of Purchaser’s failure to withhold or deduct Withholding Taxes from the Purchase Price at the Closing. Each Seller shall promptly provide to Purchaser any information reasonably requested by Purchaser in order to comply with Tax reporting requirements of Purchaser in connection with the acquisition of the Sale Shares.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:
(a) Due Organization and Power. Such Seller is duly organized, validly existing and in good standing under the law of its jurisdiction of organization. Such Seller (A) has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except, in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to prevent, materially delay or materially impede the ability of such Seller to consummate the transactions contemplated by this Agreement.

(b) Authority; Execution and Delivery; Enforceability. Such Seller has the requisite power and authority to execute and deliver this Agreement and the Representation Letter and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and the Representation Letter and the performance by such Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of such Seller. Each of this Agreement and the Representation Letter has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) applicable to such Seller.
(c) Title to Shares. The number of Sale Shares owned by such Seller is set forth opposite its name on Schedule 1.1 hereto. Such Seller has good and valid title to the Sale Shares that it owns, free and clear of any and all Encumbrances. The Sale Shares owned by such Seller were duly authorized and validly issued, are fully paid and non-assessable, were issued in compliance with applicable Law and were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other person. Other than the Sale Shares that it owns, such Seller does not have any right, title or interest in any shares or other equity or ownership interest in the Company. Upon the transfer of the Sale Shares owned by such Seller to Purchaser on the Closing Date in accordance with this Agreement, Purchaser will receive good and valid title to such Sale Shares, free and clear of any and all Encumbrances, other than those arising from the act, omission or condition of Purchaser or its Affiliates. No certificate has been issued to such Seller in respect of Sale Shares, which are held in registered form only.
(d) No Approvals. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to such Seller.
Section 2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date that:
(a) Due Organization and Power. Purchaser is duly organized, validly existing and in good standing under the law of the Cayman Islands. Purchaser (A) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except, in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to prevent, materially delay or materially impede the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(b) Authorization and Validity of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) applicable to Purchaser.

(c) No Approvals. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to Purchaser.
(d) Sophisticated Investor. Purchaser hereby represents and warrants to each Seller that it is a sophisticated institutional investor with respect to the Sale Shares with sufficient knowledge and experience in financial and business matters, including investing in and disposing the Sale Shares and similar securities, to properly negotiate and evaluate the merits of the sale and purchase of the Sale Shares and that it is able to bear the substantial risks associated therewith. Purchaser hereby further represents and warrants to each Seller that the purchase of the Sale Shares hereunder is for its own account, has been duly authorized and that it has independently and without reliance upon each Seller or its representatives and based on such information as it has deemed appropriate in its independent judgment, made its own analysis and decision to purchase the Sale Shares hereunder. Purchaser acknowledges that it has had the opportunity to consult with such advisors as it deems appropriate (including, without limitation, legal counsel) with respect to the matters referred to in this letter.
(e) Reliance on Representations and Warranties. Purchaser acknowledges that each Seller is relying on Purchaser’s representations, warranties, acknowledgements and agreements set forth herein in engaging in the sale and purchase of the Sale Shares and would not engage in such transaction in the absence of such representations, warranties, acknowledgements and agreements. Purchaser irrevocably authorizes each Seller to produce this Agreement to any interested party in any administrative or legal proceeding or inquiry with respect to the matters set forth herein.
Section 2.3 No Other Representations and Warranties. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement and the Representation Letter, Sellers make no representation or warranty of any kind whatsoever, oral or written, express or implied, with respect to the Sellers, this Agreement, or the transactions contemplated hereby. Each Seller acknowledges and agrees that, except as expressly provided in this Agreement and the Representation Letter, Purchaser makes no representation or warranty of any kind whatsoever, oral or written, express or implied, with respect to Purchaser, this Agreement or the transactions contemplated hereby.

ARTICLE III
COVENANTS
Section 3.1 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
Section 3.2 Confidentiality. Each party hereto shall keep confidential, and shall cause its directors, officers and employees to keep confidential, the terms and conditions of this Agreement (the “Confidential Information”) except as Purchaser and Sellers mutually agree otherwise; provided that (i) any party may disclose Confidential Information (A) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority (other than with respect to public disclosure requirements of the U.S. Securities Exchange Commission or stock exchange applicable to Purchaser or its Affiliates), such party shall (i) use reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed and (ii) to the extent legally permissible, provide the other party with written notice of the proposed disclosure reasonably in advance of such disclosure (which shall not be less than 48 hours prior to such disclosure) and reasonably consult with such other party as to the contents and timing of such disclosure and (B) to its directors, officers, employees and professional advisors as necessary to the performance of its obligations in connection herewith so long as such party advises each Person to whom Confidential Information is so disclosed as to the confidential nature thereof and (ii) Purchaser may disclose Confidential Information to the limited partners of its Affiliates in accordance with their customary practices.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated in this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions:
(a) The representations and warranties of each Seller contained in this Agreement and the Representation Letter shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date);
(b) Each Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by such Seller prior to the Closing; and

(c) On the Closing Date, there shall not be in effect any Law or Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
Section 4.2 Conditions Precedent to the Obligations of each Seller. The obligations of each Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction or waiver by such Seller of the following conditions:
(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date);
(b) Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by such Seller prior to the Closing; and
(c) On the Closing Date, there shall not be in effect any Law or Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
ARTICLE V
TERMINATION
Section 5.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:
(a) by mutual written consent of Sellers and the Purchaser;
(b) by any Seller if the condition precedent set forth in Section 4.2(a) or Section 4.2(b) is not, or is not capable of being, satisfied or waived as of the Closing Date (but such termination shall apply only to the obligations of that Seller and not of the other Sellers); or
(c) by Purchaser if any condition precedent in Section 4.1(a) or Section 4.1(b) is not, or is not capable of being, satisfied or waived as of the Closing Date; or
(d) by any Seller or the Purchaser by written notice to the other parties if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to the reasons other than a fault of such party (but such termination by such Seller shall apply only to the obligations of that Seller and not of the other Sellers).

Section 5.2 Effect of Termination; Survival of Certain Provisions. Nothing in this Agreement shall relieve any party from liability for any rights accrued hereunder prior to any termination of this Agreement. Without limiting the generality of the foregoing, in the event of termination under Section 5.1(c) due to a breach by a Seller of its representations and warranties contained in Section 2.1(c), such Seller shall pay to Purchaser no later than two business days after such termination an amount equal to $922,843.12, if such Seller is Pacific Technology Partners, L.P., $39,619.12, if such Seller is Pacific Technology Advisors, LDC, or $400,429.57, if such Seller is Pacific United Technology, L.P., to compensate Purchaser for the time spent and costs and expenses incurred by Purchaser in connection with the transactions contemplated herein. Without limiting the generality of the foregoing, in the event the conditions set forth in Section 4.1 have been satisfied on the Closing Date and the Purchaser has not delivered the Purchase Price to each Seller as set forth in Section 1.3(b) at the Closing, Purchaser shall pay to each Seller no later than two business days after the Closing Date an amount equal to 10% of the Purchase Price payable to such Seller to compensate such Seller for the time spent and costs and expenses incurred by such Seller in connection with the transactions contemplated herein. The respective obligations of the parties hereto pursuant to this Section 5.2, Article VI and Article VII shall survive any termination of this Agreement.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
Section 6.1 Survival of Representations and Warranties. The respective representations and warranties made by each Seller and Purchaser contained in this Agreement shall survive the Closing.
Section 6.2 Indemnity by Sellers. Each Seller hereby agrees to severally, and not jointly, indemnify and hold harmless Purchaser and Purchaser’s Affiliates and its and their respective officers, directors, employees, agents, representatives and attorneys (collectively, the “Purchaser Indemnified Persons”) against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each Purchaser Indemnified Person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such Purchaser Indemnified Person or whether incurred by such Purchaser Indemnified Person in any action or proceeding between the indemnifying party and such Purchaser Indemnified Person or between such Purchaser Indemnified Person and any third party) to which any such Purchaser Indemnified Person may become subject, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon any breach by such Seller of any representation, warranty or agreement made by such Seller contained in this Agreement or the Representation Letter.
Section 6.3 Indemnity by Purchasers. Purchaser hereby agrees to indemnify and hold harmless each Seller and each Seller’s Affiliates and its and their respective officers, directors, employees, agents, representatives and attorneys (collectively, the “Seller Indemnified Persons”) against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each Seller Indemnified Person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such Seller Indemnified Person or whether incurred by such Seller Indemnified Person in any action or proceeding between the indemnifying party and such Seller Indemnified Person or between such Seller Indemnified Person and any third party) to which any such Seller Indemnified Person may become subject, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon any breach by Purchaser of any representation, warranty or agreement made by Purchaser contained in this Agreement.

ARTICLE VII
MISCELLANEOUS
Section 7.1 Expenses. Each of the parties hereto shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 7.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by registered or certified mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:
(a)	if to Purchaser, to it at:

c/o Silver Lake Partners III Cayman (AIV III), L.P. 2775 Sand Hill Road Suite 100 Menlo Park, CA 94025 Attention: Karen King Telephone: +1 (650) 233-8120 Telecopy: +1 (650) 233-8125

with a copy to (which shall not constitute notice):

Silver Lake Asia Limited 33/F Two IFC 8 Finance Street Central, Hong Kong Attention: Ken Hao Telephone: +852 3664-3300 Telecopy: +852 3664-3456

and to:

Simpson Thacher & Bartlett LLP ICBC Tower, 35/F 3 Garden Road Central, Hong Kong Attention: Patrick J. Naughton Telephone: +852 2514-7600 Telecopy: +1 212 455-2502

(b)	if to any Seller or Sellers, to it at:

Pacific Technology Partners, L.P.
Pacific Technology Advisors, LDC
Pacific United Technology, L.P.
c/o Pacific Venture Partners
8F-2, No. 351, Yang Guang Street
Neihu District, Taipei, Taiwan
Attention: Ben Yang
Telephone: +8862-27979877
Telecopy: +8862-27979951
or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.
Section 7.3 Entire Agreement. This Agreement and the Representation Letter constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
Section 7.4 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and the Indemnified Persons (who shall be third party beneficiaries of Section 6.2), or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 7.5 Assignability. This Agreement shall not be assigned by Sellers or Purchaser (other than to one or more of Purchaser’s Affiliates) without the prior written consent of Purchaser or Sellers, respectively.
Section 7.6 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
Section 7.7 Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.8 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
Section 7.9 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular; and all words in any gender shall extend to and include all genders.
Section 7.10 Definitions. As used in this Agreement:
“$” means the lawful currency of the United States of America.
“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.
“Encumbrances” means any security interest, pledge, mortgage, lien, claim, option, charge, restriction, third party right or interest or other encumbrance of any kind.
“Governmental Authority” means any government, any governmental, regulatory, self-regulatory (including any stock exchange) or administrative authority, agency or commission or any court, tribunal or judicial body, whether domestic or foreign.
“Governmental Order” means any temporary, preliminary or permanent order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Law” means any law, statute, ordinance, rule or regulation of any Governmental Authority.
“Person” means an individual, Governmental Authority, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity.
“Representation Letter” means the letter, dated as of the date hereof, addressed to Sellers from Purchaser.
Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
Section 7.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any conflicts of law principles thereof that would require the application of the laws of any other jurisdiction.

Section 7.13 Venue. Any suit, action of proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case located in the Borough of Manhattan, City of New York, State of New York. Each of the parties hereto submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby. Each of the parties hereto waives any objection that it may have to the venue of such suit, action or proceeding in any such court or that such suit, action or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same. THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SLP CATHAY HOLDINGS LTD.
By:	/s/ James A. Davidson
	Name:	James A. Davidson
	Title:	Director

PACIFIC TECHNOLOGY PARTNERS, L.P.
By:	/s/ Rachel Lin
	Name:	Rachel Lin
	Title:	Chief Financial Officer

PACIFIC TECHNOLOGY ADVISORS, LDC
By:	/s/ Rachel Lin
	Name:	Rachel Lin
	Title:	Chief Financial Officer

PACIFIC UNITED TECHNOLOGY, L.P.
By:	/s/ Rachel Lin
	Name:	Rachel Lin
	Title:	Chief Financial Officer

1

Schedule 1.1
Number of Shares, Allocation of Purchase Price and Bank Account Details

	Number of American
Seller	Depositary Shares	Purchase Price
PACIFIC TECHNOLOGY PARTNERS, L.P.	1,367,175	$9,228,431.25

Wire instructions:
Beneficiary’s Bank Name: Bank of America, N.A.
ABA number: 026009593
SWIFT Code: BOFAUS3N
Beneficiary’s Bank Address: 100 West 33RD
Street, New York, NY, United States
Beneficiary’s Account No.: 6550113516
Beneficiary’s Account Name: Merrill Lynch
Purpose of Remittance & Instruction:
For Final Credit to A/C 16V-07513
PACIFIC TECHNOLOGY PARTNERS LP

PACIFIC TECHNOLOGY ADVISORS, LDC	58,695	$396,191.25

Wire instructions:
Beneficiary’s Bank Name: Bank of America, N.A.
ABA number: 026009593
SWIFT Code: BOFAUS3N
Beneficiary’s Bank Address: 100 West
33RD Street, New York, NY, United States
Beneficiary’s Account No.: 6550113516
Beneficiary’s Account Name: Merrill Lynch
Purpose of Remittance & Instruction:
For Final Credit to A/C 16V-07509
PACIFIC TECHNOLOGY ADVISORS LDC

PACIFIC UNITED TECHNOLOGY, L.P.	593,229	$4,004,295.75

Wire instructions:
Beneficiary’s Bank Name: Bank of America, N.A.
ABA number: 026009593
SWIFT Code: BOFAUS3N
Beneficiary’s Bank Address: 100 West
33RD Street, New York, NY, United States
Beneficiary’s Account No.: 6550113516
Beneficiary’s Account Name: Merrill Lynch
Purpose of Remittance & Instruction:
For Final Credit to A/C 16V-07523
PACIFIC UNITED TECHNOLOGY LP

Total	2,019,099	$13,628,918.25

2